Exhibit 99.1
Contacts:
Broadgate Consultants, LLC
Alan H. Oshiki
(212) 232-2222
aoshiki@broadgate.com
Tarragon Corporation
William S. Friedman
(212) 949-5000
wfriedman@tarragoncorp.com
Tarragon Receives Additional Notification From Nasdaq
Common Stock to Continue to Trade Pursuant to Previously Granted Filing Extension
NEW YORK, NY, November 22, 2007 — Tarragon Corporation (NASDAQ: TARR) today announced that it has received a Nasdaq Staff Determination notice stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the period ended September 30, 2007, and that this matter serves as an additional basis for delisting from The NASDAQ Global Select Market.
However, as previously announced, the Nasdaq Listing Qualifications Panel has granted Tarragon’s request for an extension to file its Form 10-Qs for the quarters ended June 30 and September 30, 2007. Pursuant to the extension, Tarragon’s common stock will continue to be listed on the Nasdaq Global Select Market subject to the filing of those reports with the SEC by December 21, 2007.

About Tarragon Corporation
Tarragon Corporation is a leading developer of multifamily housing for rent and for sale. Tarragon’s operations are concentrated in the Northeast, Florida, Texas and Tennessee. To learn more about Tarragon Corporation, visit: www.tarragoncorp.com.
Forward-looking Statements
Information in this press release includes “forward-looking statements” made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “intends,” “estimates,” “designed to” and variations of these words and similar expressions are intended to identify forward-looking statements, which include statements regarding compliance with the NASDAQ Listing Qualification Panel’s requirements, the timing of the filing of Tarragon’s Form 10-Qs for the quarters ended June 30 and September 30, 2007 and the continued listing of Tarragon’s common stock on the Nasdaq Global Select Market. Actual results and the timing of certain events could differ materially from those projected or contemplated by these forward-looking statements due to a number of factors, including Tarragon’s ability to make the required SEC filings by the deadline set by the Nasdaq Listing Qualifications Panel; risks associated with the delisting of Tarragon’s common stock from the Nasdaq Global Select Market; Tarragon’s ability to complete currently contemplated property sales on acceptable terms and conditions and to identify suitable strategic or financial alternatives in the near-term, the results of negotiations with Tarragon’s lenders and other creditors, conditions in the homebuilding industry, the residential real estate and mortgage markets and the capital and financial markets generally, general economic conditions, interest rates and other risk factors outlined in Tarragon’s SEC reports, including its Annual Report on Form 10-K. Tarragon assumes no responsibility to update forward-looking information contained herein.
TARR — G
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